EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact: William Kamer, Chief Financial Officer Douglas Emmett, Inc. 310.255.7700	Investor / Analyst Contact: Mary Jensen, Vice President Financial Relations Board 310.854.8315

Douglas Emmett, Inc. Announces Its Predecessor’s
Third Quarter 2006 Earnings Results

SANTA MONICA, CALIFORNIA — DECEMBER 5, 2006 — Douglas Emmett, Inc. (NYSE:DEI) (the “Company”), a Los Angeles-based real estate investment trust, today announced the financial results for the third quarter ended September 30, 2006 for those entities that constituted the predecessor of Douglas Emmett, Inc. for accounting purposes prior to the completion of the Company’s initial public offering (“IPO”) on October 30, 2006 as well as recent corporate highlights of the Company.  The Company’s accounting predecessor did not include certain entities (which were also acquired by the Company in connection with the IPO) that provided management, leasing and construction services and that owned four office properties, three multifamily properties and the fee interest in one parcel of land.

Recent Corporate Highlights

•                  Completed the IPO on October 30, 2006, raising approximately $1.52 billion in net proceeds, including exercise of the over-allotment option.

•                  Consolidated a property portfolio located in Los Angeles County, California and Honolulu, Hawaii consisting of 46 office properties with approximately 11.6 million rentable square feet and nine multifamily properties with a total of 2,868 units.

•                  Consummated a new three-year $250 million senior secured revolving credit facility with provisions that permit an increase to up to $500 million.

•                  Increased the Company’s existing $1.75 billion term loan facilities by an additional $545 million to $2.3 billion.

•                  Used the proceeds from the IPO, the financing, certain cash contributions and existing cash on hand to redeem approximately $335 million of existing debt and preferred equity interests and approximately $1.9 billion of prior investors’ interests.

•                  Executed $545 million of interest rate swap contracts to fix the variable interest rate on the additional borrowings under our term loan facilities.

•                  Leased a total of just under 500,000 square feet of space in the third quarter, signing 130 new and renewal deals.

•                  Overall office portfolio leased percentage was 93.7% as of September 30, 2006.

Third Quarter Results

For the quarter ended September 30, 2006, the Company’s accounting predecessor reported a net loss of $25.7 after deductions of $54.0 million for the decline in value of in place interest rate swaps and $31.6 million of depreciation and amortization.  The Company entered into interest rate swap agreements at the time of the IPO so that fluctuations in the value of the Company’s interest rate swaps will not impact its financial results in the future.  In addition, as noted above, these historical financial results of the Company’s accounting predecessor do not include the financial performance of those entities that have been consolidated under the ownership of the Company, but which were not included in the Company’s predecessor under applicable accounting rules or the impact of purchase accounting adjustments resulting from the acquisitions.  For these and other reasons, these results are not directly comparable to the results expected for periods following the IPO.

Dividends

As previously announced, the Company intends to pay a dividend at an annual rate of $0.70 per share, which will be pro rated for the period commencing on October 30, 2006 and ending on December 31, 2006. Future dividend declarations will be announced on a quarterly basis.

Conference Call and Web Cast Information

The Company will host an earnings conference call with management on Wednesday, December 6, 2006 at 11:00 a.m. Pacific Time, 1:00 p.m. Central Time and 2:00 p.m. Eastern Time, which can be accessed via the internet at www.douglasemmett.com (replay is available online for 90 days following the live call); or via phone at 800.219.6110 (domestic) or 303.262.2137 (international).  A rebroadcast will be available digitally for 7 days following the live call. To access the domestic digital replay, dial 800.405.2236 and passcode 11077155 — the international replay, dial 303.590.3000 and passcode 11077155.

Supplemental Information

Supplemental financial information for the Company’s Predecessor’s third quarter 2006 financial results can be accessed on the Company’s Web site under the investors section at www.douglasemmett.com.

About Douglas Emmett, Inc.

Douglas Emmett, Inc. (NYSE: DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in targeted submarkets in California and Hawaii. The Company’s property portfolio currently consists of 46 office properties with approximately 11.6 million rentable square feet, nine multifamily properties with a total of 2,868 units, and interests in three land parcels. For more information on Douglas Emmett, please visit the Company’s Web site at www.douglasemmett.com.

Safe Harbor Statement

Except for the historical facts, the statements in this press release regarding Douglas Emmett’s business activities are forward-looking statements that involve risks and uncertainties. For a discussion of some of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-11. The information found on, or otherwise accessible through, Douglas Emmett’s Web site is not incorporated into, and does not form a part of this prospectus or any other report or document the Company files with or furnishes to the Securities and Exchange Commission.

—tables follow—

Douglas Emmett, Inc.
Consolidated Balance Sheets
(in thousands)

	The Predecessor(1)
	September 30, 2006	December 31, 2005
Assets
Investment in real estate	$2,690,836	$2,622,484
Cash and cash equivalents	119,311	108,282
Tenant receivables	3,371	3,658
Deferred rent receivables	68,663	62,145
Interest rate contracts	78,731	71,992
Other assets	41,473	36,086
Total assets	$3,002,385	$2,904,647

Liabilities
Secured notes payable	$2,305,500	$2,223,500
Accounts payable, accrued expenses and tenant security deposits	97,270	84,418
Interest rate contracts	6,751	6,004
Total liabilities	2,409,521	2,313,922

Preferred minority interest in consolidated real estate partnerships	184,000	184,000
Minority interest in consolidated real estate partnerships	521,636	504,516

Stockholders’ equity (deficit):
Common stock - $0 par value; 10,000 shares Authorized and 65 shares outstanding	—	—
Additional paid-in capital	—	—
Retained deficit	(52,772)	(97,791)
Notes receivable from stockholders	(60,000)	—
Total stockholders’ deficit	(112,772)	(97,791)
Total Liabilities and stockholders’ deficit	$3,002,385	$2,904,647

(1)             Represents balance sheets for the Predecessor of Douglas Emmett, Inc. These balances are not indicative of the balances of Douglas Emmett, Inc. subsequent to the completion of the IPO and formation transactions on October 30, 2006.  As of each of September 30, 2006 and December 31, 2005 our Predecessor owned 42 office properties and the fee interest in two parcels of land that we lease to third parties under long-term ground leases, and as of September 30, 2006 and December 31, 2005, our Predecessor owned six and five multifamily properties, respectively.

Douglas Emmett, Inc.
Consolidated Statements of Income
(Unaudited in thousands except for share data)

	The Predecessor(1)		The Predecessor(1)
	3-months Ended September 30,		9-months Ended September 30,
	2006	2005	2006	2005
Revenues:
Office rental:
Rental revenues	$76,922	$74,130	$227,441	$218,330
Tenant recoveries	4,364	3,267	13,267	9,866
Parking and other income	8,967	7,006	28,998	25,654
Total office revenue	90,253	84,403	269,706	253,850

Multifamily rental:
Rental revenues	14,126	10,998	40,026	32,358
Parking and other income	485	423	1,309	983
Total multifamily revenue	14,611	11,421	41,335	33,341

Total revenue	104,864	95,824	311,041	287,191

Operating Expenses:
Office rental	34,490	31,939	95,622	90,960
Multifamily rental	4,763	3,955	13,459	11,270
General and administrative expenses	10,415	1,652	13,551	4,845
Depreciation and amortization	31,604	26,037	85,220	83,709
Total operating expenses	81,272	63,583	207,852	190,784

Operating Income	23,592	32,241	103,189	96,407

(Loss) gain on investments in interest contracts, net	(53,975)	56,291	5,992	62,591
Interest and other income	1,426	1,524	3,974	2,270
Interest expense	(28,508)	(34,399)	(86,563)	(86,755)
Deficit (distributions) recovery from (to) minority partners, net	(11,554)	11,705	5,306	35,947

(Loss) income before minority interests	(69,019)	67,362	21,286	38,566

Minority Interest:
Minority interest income (expense) in consolidated real estate partnerships	47,338	(47,020)	(17,096)	(55,863)
Preferred minority investor	(4,025)	(4,025)	(12,075)	(11,780)

Net (loss) income	$(25,706)	$16,317	$(7,885)	$(29,077)

Net (loss) income per common share	$(395)	$251	$(121)	$(447)

Weighted average shares of common stock outstanding	65	65	65	65

(1)             Represents the consolidated operating results for the Predecessor of Douglas Emmett, Inc.  We do not believe the operating results presented here are comparable to future expected results, because they include costs specific to the Predecessor and exclude the operating results of four office properties, three multifamily properties and the fee interest in one parcel of land that the Company acquired at the time of the IPO.